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                                                                 Exhibit 10.18


                     SEPARATION AGREEMENT AND MUTUAL RELEASE
                                     BETWEEN
                             WILLIAM J. O'NEILL, JR.
                                       AND
                              POLAROID CORPORATION


         This Separation Agreement and Mutual General Release (the "Agreement") is made by and between WILLIAM J. O'NEILL, JR. (the "Officer") and POLAROID CORPORATION (the "Company") entered into this 29th day of October 1999, and provided to the Officer on September 14, 1999.

                                    RECITALS

A.       The Officer is employed by the Company as an Executive Vice President.

B. The Officer and the Company have mutually agreed to terminate the employment relationship.

C. The Officer and the Company desire to specify the terms of the Officer's separation from the Company and to resolve fully and finally any and all claims, disputes, or disagreements that the Officer and the Company may have against each other.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. RESIGNATION. Upon mutual agreement, the Officer's employment with the Company will terminate effective December 31, 1999 (the "Separation Date").

2. ANNUAL BONUS PAYMENT. The Officer will receive a 1999 bonus from the Polaroid Incentive Plan for Executives if a bonus is paid to active employees. This payment would be made at the time the bonus, if any, is paid for active employees.

3. SEVERANCE PAYMENT. The Company shall pay the Officer a severance amount equal to twenty-four (24) months pay at the Officer's base rate in effect on his Separation Date. Such severance shall be paid in a stream of bi-weekly payments in accordance with the Company's regular bi-weekly payroll schedule beginning shortly after his Separation
         Date. Notwithstanding the foregoing, no payment shall be due for at least one (1) week after the execution of this Agreement by both parties.

4. MISCELLANEOUS ADJUSTMENTS. The Company shall have the right to deduct from all payments referred to in this Agreement all amounts required by applicable law to be


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         withheld and any amounts which the Officer may owe the Company as of his Separation Date (including, but not limited to, items such as company store and corporate credit card obligations, garnishments, or liens).

5.       OPTIONS.

         a. The Officer agrees that he shall forfeit all unexercised options with an exercise price at or above $30.00 issued on or after April 1, 1993, regardless of whether such options have been vested or are unvested as of the Officer's Separation Date. The terms of this forfeiture are set forth in draft in a Supplemental Option Agreement attached as Appendix A

         b. The Company shall fully vest all unexercised options held by the Officer with an exercise price below $30.00 issued on or after April 1, 1993, and all options issued prior to April 1, 1993. The Officer shall have the lesser of two (2) years from his Separation Date or ten (10) years from the date the options were issued in which to exercise his options. The terms of this acceleration are set forth in draft in a Supplemental Option Agreement attached as Appendix A.

         c. The Officer shall be awarded a Phantom Stock Agreement for a total of 101,000 units in the form and under such terms as set forth in Appendix B.

6. PERFORMANCE SHARES. A pro-rata portion of the Officer's Performance Awards will not be forfeited on the Officer's Separation Date and Common Stock will be awarded pursuant to these awards at the time such awards, if any, are made to active employees. For this purpose, the pro-rata portion shall be based on the period the Officer was an employee during the performance period of each award divided by the total period of the Performance Award. These Performance Award distributions, as adjusted for the pro-rata period, shall be based on the Company's actual performance during the performance period for such award. No performance awards shall be granted after the date of this Agreement.

7.       MEDICAL AND DENTAL BENEFITS.

         a. RETIREE MEDICAL BENEFITS. The Officer is entitled to medical benefits at the employee rate for two (2) years from the Officer's Separation Date or until he becomes eligible for substantially similar insurance from another employer, whichever occurs first. Thereafter, the Officer shall be entitled, as a bona-fide retiree, to medical benefits under the same terms and conditions as they are available to other bona-fide retirees of the Company.

         b. DENTAL BENEFITS. For two (2) years from the Officer's Separation Date, or until he becomes eligible for substantially similar insurance from another employer, whichever occurs first, the Company shall continue to provide the Officer with dental insurance at the same cost to him as to then currently employed officers similarly situated.


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         The foregoing medical and dental benefits are intended to be in full satisfaction of the Company's obligations under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). The Officer hereby waives any rights under COBRA to which he otherwise would have been entitled.

8. PENSION ENHANCEMENT. The Officer's pension benefit shall be enhanced based upon the assumption that his age is sixty-five (65) on his Separation Date for the calculation of his annuity. All forms of benefits currently available shall be available to the Officer upon his election. Such forms currently available include, but are not limited to, lump sum distribution as of the Officer's Separation Date. This benefit enhancement will be from the non-qualified Supplemental Benefit Plan as set forth in draft in Appendix C.

9. OUTPLACEMENT. The Company will provide the Officer outplacement assistance up to a maximum value of $30,000 in the twelve (12) month period following the Separation Date. The Officer shall be entitled to the services of any executive recruiter of his choice. The Company hereby expressly waives any such pre-existing agreement with any executive recruiter with respect to services for the Officer and for no other purpose. The Company shall negotiate a contract and make payments directly to the executive recruiter selected by the Officer.

10. EXECUTIVE LIFE INSURANCE BENEFITS. The Company shall continue to provide the Officer with the executive life insurance program that is being provided to other officers as of the Separation Date for two (2) years from his Separation Date, or until he becomes eligible for substantially similar insurance from another employer, whichever comes first.

11. FINANCIAL PLANNING. Upon proper documentation that the expense has been incurred, the Company agrees to reimburse the Officer in an amount not to exceed eight thousand dollars ($8,000) for financial planning expenses that he incurs during the calendar year 2000.

12. OFFICER'S GENERAL RELEASE. In exchange for the severance benefits just described, except as otherwise provided below, which the Officer acknowledges are in excess of what would otherwise have been due him, the Officer agrees to and hereby does release all claims the Officer may have against the Company, the Company's employee benefit plans (including any trusts, or insurance contracts forming part of any such plans), and its directors, trustees, officers, shareholders, employees, agents, administrators, successors and assigns, including, but not limited to, any claims arising out of or in connection with the Officer's employment by the Company or the termination of the Officer's employment. This release includes a waiver of any claims that the Officer may have under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C.Section 621), except for any claims under that Act which may arise after the Effective Date of this Agreement.

         This release includes, but is not limited to, any pending grievances or claims, internal or otherwise, and any claims which might be brought under or on the basis of:


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         -       Any employment relations law;

         - Any state, federal or local law, regulation or executive order prohibiting discrimination on account of age, race, color, sex, sexual orientation, national origin, religion, handicap or veteran status, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Section 621);

         - Common law, including, without limitation, claims arising from any contract or tort law;

         - Any public policy, law or equity claims for expenses, attorneys' fees, or other monetary or equitable relief; and

         - Any other claim arising out of the Officer's employment with the Company or termination of the Officer's employment with the Company, from his first date of employment to the Effective Date of this Agreement.

         This release will not preclude claims arising from workers compensation laws or for vested accrued benefits under the Polaroid Pension Plan or the Polaroid Retirement Savings Plan as determined by the plan administrators of such Plans.

         Further, nothing in this release shall operate as a release or waiver by the Officer of any claims or rights to defense and/or indemnification under any:

         - Indemnification agreement to which the Company (including any Polaroid subsidiary or parent) is a party;

         -       Applicable law;

         - Certificates of Incorporation and/or By-Laws of the Company (including any subsidiary or parent); or

         -       Directors' and Officers' Liability Policy.

         This Agreement is an important and binding legal document, and the Company therefore encourages the Officer to consider its terms carefully and to seek the advice of an attorney before the Officer signs it.

         By signing this Agreement, the Officer acknowledges that he has been given a period of at least twenty-one (21) days to consider the terms of this Agreement. If the Officer chooses to sign this Agreement before the end of the twenty-one (21) day period the Company has set, he expressly waives any right to the balance of that period.

13.      GENERAL COVENANTS.

         a. For a period of five (5) years from the Officer's Separation Date, the Officer shall not commit any act, or in any way assist others to commit any action, intended to injure the Company, nor shall the Officer divulge (except as required by law) any confidential information or make available to any others


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                  any documents, files, or other papers concerning the Company, or its financial affairs.

         b. For a period of five (5) years from the Officer's Separation Date, the Officer, on behalf of himself and his spouse, attorneys acting on his behalf, agents, and representatives, agrees not to engage in any public criticism regarding his employment or the business affairs of the Company, nor to make any negative, detrimental, or derogatory comments concerning the Company or its parents, partners, owners, and affiliates, and their owners, stockholders, directors, officers, employees, partners, trusts, agents, attorneys, and representatives, past and present; the Company agrees to make no public criticism regarding the Officer or his employment with the Company.

         c. The Officer shall not disclose the terms of this Agreement unless required to do so by law; provided, however, that the terms of this Agreement may be disclosed in confidence to the following: to the Officer's immediate family, attorneys, and tax or financial consultants. Before disclosing the terms of this Agreement to anyone as permitted under this paragraph, the Officer shall first obtain an agreement from the person receiving the information that he or she will not disclose the terms of the Agreement to any other person. The unauthorized disclosure of the terms of this Agreement by any person shall constitute a violation of this paragraph by the party who initially disclosed the terms of this Agreement. If and when this Agreement becomes a public document, this paragraph shall become null and void.

14. MUTUAL AGREEMENT. The parties understand and agree that nothing contained in this Agreement shall constitute or be construed in any way as an admission of any liability whatsoever by either the Officer or the Company.

15.      NON-COMPETITION AND CONFIDENTIALITY.

         a. NON-COMPETITION. For a period of twenty-four (24) months following the Separation Date, the Officer shall not engage in any activity or become associated with any entity or venture, whether as a principal, partner, employee, consultant, shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares) or otherwise, of either Eastman Kodak Company or Fuji Film Corporation, any affiliates thereof or any person or entity working on their behalf. The intent of this Section is not to prevent the Officer from working, but to protect the Company and give the Company the opportunity to evaluate situations in certain potentially sensitive areas. Accordingly, the foregoing limitation on the Officer's activities shall not apply to the extent the Company consents to such activities.

                  Notwithstanding the foregoing, the immediately preceding paragraph shall not apply when:

                  (i) the Officer has obtained consent from the appropriate Company designee


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                           that a certain job or venture is not in violation of
                           this Section 15; or,

                  (ii) if an Arbitrator concludes that the activity that the Officer has undertaken does not violate the terms of this Section as it exists when signed.

         b. CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Officer shall comply with the Confidentiality Agreement the Officer executed when hired and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others, who do business with the Company or any of its subsidiaries (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Officer's breach of this Section 15).

         c. COMPANY PROPERTY. Promptly following the Officer's Separation Date, the Officer shall return to the Company all property of the Company, and all copies thereof in the Officer's possession or under his control.

         d.       NON-SOLICITATION OF EMPLOYEES. For a period of twenty-four
                  (24) months following the Officer's Separation Date, the Officer shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is employed by the Company or a subsidiary unless that person has received notice of termination of employment by the Company or a subsidiary.

         e.       NON-SOLICITATION OF CUSTOMERS. For a period of twenty-four
                  (24) months following the Officer's Separation Date, the Officer shall not solicit customers of the Company for any venture or business opportunity, which could directly or indirectly be considered in competition with the Company's business, as reasonably determined by the Company in its sole discretion.

16. INJUNCTIVE RELIEF WITH RESPECT TO COVENANTS. The Officer acknowledges and agrees that his covenants and obligations with respect to non-competition, non-solicitation, confidentiality and Company property relate to special, unique and extraordinary matters, including his own skills, and that a violation of any of the terms of such


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         covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, in the event of a breach or threatened breach, the Officer agrees that the Company shall be entitled to an injunction, restraining order, or such other equitable relief (without the requirement to post bond) restraining the Officer from committing any violation of the covenants and obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

         The Officer agrees that restraints imposed upon him pursuant to this section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         The Officer agrees and convenants that he will not assert any claim of any type (whether by complaint, counterclaim, cross-claim or otherwise) in any forum or before any tribunal pursuant in which he seeks to have declared unenforceable, in whole or in part, any of the restraints imposed upon him by this section or to limit their enforceability in any way. The Officer further agrees that, should he file any such claim: (a) he will reimburse the Company for its reasonable costs and attorneys fees should the Company succeed in enforcing any such restraint in whole or in part; and (b) he will repay to the Company any severance paid him under this Agreement.

17. PAYMENTS IN EVENT OF DEATH. Should the Officer become eligible to receive payments and benefits under this Agreement and die prior to receipt of all such payments and benefits, the residual payments shall be made to the beneficiaries identified on the Officer's beneficiary designation form for the Executive Deferred Compensation Plan. Any residual family medical and dental benefits which the Officer was receiving on the date of death shall continue to the family members to the extent such family members had coverage under such medical and dental plans on such date.

18. INDEMNIFICATION: DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. The Officer shall, after the Separation Date, retain all rights to defense and indemnification:

         -       Under applicable law;

         -       Under any applicable agreements and/or insurance policies;

         -       Under any Company's subsidiary/parent Certificates of
                  Incorporation; or

         - Under any Company's subsidiary/parent By-Laws, as they may be amended or restated from time to time.


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                  In addition, the Company shall maintain Directors' and
                  Officers' liability insurance on the Officer's behalf, at the level in effect immediately prior to the Officer's Separation Date, for the first two (2) year period following the Separation Date, and throughout the period of any applicable statute of limitations.

19. ENTIRE AGREEMENT. This Agreement represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions between the parties with respect to the Officer's termination of employment with the Company and any and all other subject matters covered by this Agreement. Any amendment to this Agreement must be in writing, signed by the parties or their duly authorized representatives, and must state the intention of the parties to amend this Agreement.

20. BINDING TERMS. This Agreement shall be binding upon the Officer and his spouse, heirs, administrators, representatives, executors, successors, and assigns and shall inure to the benefit of the Company and its parents, partners, owners, and affiliates, and their owners, stockholders, directors, officers, employees, partners, trusts, agents, attorneys, representatives, successors, and assigns.

21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement shall remain in full force and effect.

22. DISPUTES. Subject to Section 16, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including, without limitation, the construction or application of any of the terms, provisions, or conditions of this Agreement, shall, on written request of either party served upon the other, be submitted to final and binding arbitration. Such arbitration shall be compelled and enforced by any court of competent jurisdiction and shall be conducted according to the Model Employment Arbitration Procedures of the American Arbitration Association ("AAA"), except as otherwise provided herein. The arbitration shall be conducted before AAA or such other arbitration service as the parties may, by mutual agreement, select. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by AAA pursuant to its rules. Judgment on the award the arbitrator renders may be entered in any court having jurisdiction over the parties. The arbitration shall be conducted in Boston, Massachusetts. Costs, including reasonable attorneys' fees, as well as the expenses of the arbitration, shall be paid as awarded by the arbitrator.

23.      REPRESENTATION AND VOLUNTARY EXECUTION.

         a. The Officer represents and acknowledges that he has been advised in writing to consult an attorney, that he has had an adequate opportunity to consult and discuss all aspects of this Agreement with an attorney and that he has carefully read and fully understands all of its provisions.

         b. The Officer represents and acknowledges that he has had an adequate


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                  opportunity to make whatever investigation he or his counsel may deem necessary or desirable in connection with the subject matters of this Agreement.

         c. The Officer represents and acknowledges that his decision to enter into this Agreement has been made voluntarily, knowingly, and without coercion of any kind.

25. EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together, shall be deemed to constitute a single document.

         If the terms of this Agreement are acceptable to the Officer, please sign and return it no later than November 5, 1999. The Officer may revoke this Agreement at any time during the seven (7) day period immediately following the date of the Officer signing. If the Officer does not revoke this Agreement, then on the eighth (8th) day following the date of the Officer signing (that eighth day being the "Effective Date" of this Agreement), this Agreement shall take effect as a legally binding agreement between the Officer and the Company.

                  IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.


WILLIAM J. O'NEILL, JR.           POLAROID CORPORATION


/s/ WILLIAM J. O'NEILL, JR.       By: /s/ GARY T. DICAMILLO
---------------------------           ---------------------
                                  Name:  Gary T. DiCamillo
                                  Title: Chairman and Chief Executive Officer


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